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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                   SCHEDULE TO
                                 (Rule 14d-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                  dELiA*S CORP.
                       (Name of Subject Company (Issuer))

                            DODGER ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                   ALLOY, INC.
                       (Name of Filing Person (Offerors))
                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    24688Q101
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                   COPIES TO:
                               MATTHEW C. DIAMOND
                      Chairman and Chief Executive Officer
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307

        SAMUEL A. GRADESS                           RICHARD M. GRAF, ESQ.
     Chief Financial Officer                     Katten Muchin Zavis Rosenman
151 West 26th Street, 11th Floor               1025 Thomas Jefferson Street, NW
       New York, NY 10001                            Washington, DC 20007
         (212) 244-4307                              Tel.: (202) 625-3500
                 (Name, Address and Telephone Numbers of Person
               Authorized to Receive Notices and Communications on
                            Behalf of Filing Persons)

                            CALCULATION OF FILING FEE

      TRANSACTION VALUATION*                            AMOUNT OF FILING FEE*
          Not Applicable                                    Not Applicable


                                       1
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|_|      Check  the box if any part of the fee is  offset  as  provided  by Rule
         0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    None                 Filing Party:   Not Applicable

Form or Registration No.:  Not Applicable       Date Filed:     Not Applicable

|X|      Check  the  box  if  the   filing   relates   solely   to   preliminary
         communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

|X|      third-party tender offer subject to Rule 14d-1.

|_|      issuer tender offer subject to Rule 13e-4.

|_|      going-private transaction subject to Rule 13e-3.

|_|      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|




                                       2
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Item 12. Exhibits.

99.1     Transcript of conference call hosted by Alloy, Inc. on July 31, 2003.








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                                  EXHIBIT INDEX
                                  -------------



Exhibit
Number   Description
------   -----------
99.1     Transcript of conference call hosted by Alloy, Inc. on July 31, 2003.













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